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                                                                       EXHIBIT 1

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                            UNANIMOUS WRITTEN CONSENT
                           OF THE EXECUTIVE COMMITTEE
                            OF THE BOARD OF DIRECTORS

     Pursuant to the Bylaws of this corporation, the undersigned, constituting all of the members of the Executive Committee of the Board of Directors of FIRST SUNAMERICA LIFE INSURANCE COMPANY, a New York corporation (the "Corporation"), hereby unanimously consent in writing to and do hereby adopt the following resolutions, effective this 7th day of November, 2001:

         WHEREAS, effective as of August 1, 1997, the Executive Committee of the Board of Directors of the Corporation by unanimous written consent (the "Consent") established for the account of the Corporation FS Variable Annuity Account Five ("FS Variable Annuity Account Five"), in accordance with the insurance laws of the State of New York; and

         WHEREAS, the Executive Committee of the Board of Directors deems it advisable to amend Item (vii) of the Consent and add Item (viii) to reflect the current marketing and distribution efforts of the Corporation and in doing so, restate the Consent in its entirety;

         NOW, THEREFORE, BE IT RESOLVED that the officers of the Corporation be, and they hereby are, authorized to establish for the account of the Corporation FS Variable Annuity Account Five ("FS Variable Annuity Account Five") in accordance with the insurance laws of the State of New York, to provide the investment medium for certain annuity contracts to be issued by the Corporation ("Contracts") as may be designated as participating therein. The FS Variable Annuity Account Five shall receive, hold, invest and reinvest only the monies arising from: (1)premiums, contributions or payments made pursuant to Contracts participating therein; (2) such assets of the Corporation as may be deemed necessary for the orderly operation of such FS Variable Annuity Account Five; and (3) the dividends, interest and gains produced by the foregoing; and

         RESOLVED FURTHER, that the FS Variable Annuity Account Five shall be administered and accounted for as part of the general business of the Corporation; and

         RESOLVED FURTHER, that the officers of the Corporation be and they hereby are, authorized:

               (i) to take whatever actions are necessary to see to it that the Contracts are registered under the provisions of the Securities Act of 1933 to the extent that they shall determine that such registration is necessary;

               (ii) to take whatever actions are necessary to assure that such FS Variable Annuity Account Five is properly registered with the Securities

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         and Exchange Commission under the provisions of the Investment Company
         Act of 1940, if any, and to the extent that they shall determine such registration is necessary;

                   (iii) to prepare, execute and file such amendments to any registration statements filed under the aforementioned Acts (including such pre-effective and post-effective amendments), supplements and exhibits thereto as they may deem necessary or desirable;

                   (iv) to apply for exemption from those provisions of the aforementioned Acts and the rules promulgated thereunder as they may deem necessary or desirable and to take any and all other actions which they may deem necessary, desirable or appropriate in connection with such Acts;

                   (v) to take whatever actions are necessary to assure that the Contracts are filed with the appropriate state insurance regulatory authorities and to prepare and execute all necessary documents to obtain approval of the insurance regulatory authorities;

                   (vi) to prepare or have prepared and executed all necessary documents to obtain approval of, or clearance with, or other appropriate actions required by, any other regulatory authority that may be necessary in connection with the foregoing matters;

                   (vii) to enter into fund participation agreements with trusts which will be advised by affiliated and non-affiliated entities, as they deem necessary or desirable;

                   (viii) to enter into agreements with appropriate entities for the provision of administrative and other required services on behalf of and for the safekeeping of assets of FS Variable Annuity Account Five;

         and

         RESOLVED FURTHER, that the form of any resolutions required by any state or other governmental authority to be filed in connection with any of the documents or instruments referred to in any of the preceding resolutions be, and they same hereby are, adopted as fully set forth herein if (i) in the opinion of the officers of the Corporation the adoption of the resolutions is advisable; and (ii) the Corporate Secretary or Assistant Secretary of the Corporation evidences such adoption by inserting into these minutes copies of such resolutions; and

         RESOLVED FURTHER, that the officers of the Corporation, and each of them are hereby authorized to prepare and to execute the necessary documents; and

         RESOLVED FURTHER, that any officer of the Corporation and each of them, acting individually, are authorized to execute and deliver on behalf of the Corporation any fund participation agreements and any such other agreements, certificates, documents or instruments as may be appropriate or required in connection therewith, all to be in such form and with such changes or revisions as may be approved by the officer executing and delivering the same, such execution and delivery being conclusive evidence of such approval; and

         RESOLVED FURTHER, that the Corporation hereby ratifies any and all actions that may have previously been taken by the officers of the Corporation in connection with the foregoing resolutions and authorizes the officers of the Corporation to take any and all such further actions as may be appropriate to reflect these resolutions and to carry out their tenor effect and intent.

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     IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date stated above.

                                                              /s/
                                                       --------------------
                                                         James R. Belardt

                                                              /s/
                                                       --------------------
                                                          Jana W. Greer

                                                              /s/
                                                       --------------------
                                                         Margery K. Neale

                                                              /s/
                                                       --------------------
                                                         Richard D. Rohr

                                                              /s/
                                                       --------------------
                                                          Jay S. Wintrob